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                                                                   EXHIBIT 10.20
                 [LETTERHEAD OF POPEYES FAMOUS FRIED CHICKEN]

July 20, 1987


Mr. Jeffrey A. Brown
Vice President
The Hearst Corporation
King Features Syndicate Division
235 East 45th Street
New York, NY 10017

Dear Jeff:

        This letter will supercede my earlier letter of December 5, 1986 which we both signed, the said letter of December 5, 1986 shall be considered null and void.

        Popeyes, Inc. ("Popeyes") has succeeded to the rights and obligations of
A. Copeland Enterprises, Inc. ("Copeland") under the March 11, 1976 agreement between Copeland and King Features Syndicate Division of The Hearst Corporation ("King Features") regarding the use of the characters contained in the cartoon strip entitled POPEYE, their names, pictures, likenesses, images, symbols, caricatures, cartoons and signatures in connection with our operation and supply and franchising the operation of restaurants specializing in the sale of food items such as fried chicken, french fries and other prepared or packaged foods or ingredients.

        It is the wish of Popeyes and King Features to modify the exclusivity and royalty provisions of the March 11, 1976 agreement. Accordingly, the following when executed by the parties shall set forth their agreement with respect to such revisions.

        Paragraphs 1, 3, 4, 5, 6 and 12 of the March 11, 1976 agreement are cancelled and rewritten and a new paragraph 25 added as follows:

                        1. (A) King Features Syndicate Division of The Hearst
              Corporation ("King Features") hereby grants Popeyes, Inc. ("Popeyes") the sole and exclusive right in the United States only, for the term of this agreement and any renewal or extension thereof, to reproduce and use, subject to the terms and conditions of the agreement, the names, pictures, portraits, photographs, likenesses, images, symbols, caricatures, cartoons and signature of any of them, alone or with others of the POPEYE cartoon strip (hereinafter collectively referred to as "Cartoon"), its principal

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Jeffrey A. Brown
July 20, 1987
Page 2


character and its companion characters for the purposes of your business and trade only and the advertising thereof as hereinafter defined and set forth.

        1. (B) Notwithstanding anything to the contrary in sub-paragraph I(A), King Features shall have the right to license others in the food service field to use the Cartoon or any element or elements thereof in connection with promotions including but not limited to advertising, contest, and premium promotions without Popeyes' prior consent provided that:

        (i) The promotions are not involved with chicken or shrimp products, biscuits, french fried potatoes or onion rings or any product promoted as or relating to "cajun" or "New Orleans" style cooking or any major new featured menu item which is related to "cajun" or "New Orleans" style cooking which Popeyes is promoting throughout the POPEYES system as hereinafter defined and of which Popeyes hereafter advises King Features in writing at least One Hundred Twenty (120) days before such product is introduced. It is understood that any promotion, which prior to the receipt of such notice King Features has either licensed or is engaged in active negotiations for and which negotiations conclude in a license agreement no later than ten (10) business days after receipt of such notice, shall not be prohibited by this sub-paragraph 1(B)(i).

        (ii) The promotions are limited in duration not to exceed two (2) months in their active phase, and the same entity, chain, or anyone within the chain has not conducted two (2) Cartoon promotions during the preceding eighteen (18) months measured from the commencement of the promotion with the earlier active phase. The limitations of the paragraph shall neither include test marketing, which is defined as not exceeding four media markets and which does not include national, regional or system-wide promotions of the licensee nor any period of exclusivity either before or after the active phase of the promotion.

        l.(C)   King Features shall have the right to license the Cartoon and any element or elements thereof other than Popeye, Olive Oyl, and Swee' Pea as marks for foods sold by restaurants for consumption on or off the premises provided that:

        (i) The foods are not chicken or shrimp products, biscuits, french fried potatoes or onion rings, or any food promoted as or relating to "cajun" or "New Orleans" style cooking or any major new featured menu item which is related to "cajun" or "New Orleans" style

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Jeffrey A. Brown
July 20, 1987
Page 3

        cooking which Popeyes is promoting throughout the POPEYES system and which Popeyes hereafter advises King Features in writing:

        (ii) King Features obtains Popeyes prior written consent, which shall not be unreasonably withheld. It being understood that if King Features obtains Popeyes consent for such a license, prior to the introduction by Popeyes of such a major new featured menu item which license would otherwise be precluded under sub-paragraph l(C) (i), then the addition of such new major featured menu item shall not have any effect on any license which King Features may enter into based upon Popeyes prior consent.

        l.(D)   King Features shall also have the right to license the Cartoon and any element or elements thereof other than Popeye, Olive Oyl and Swee' Pea as servicemarks for restaurant services provided that:

        (i) The restaurant services do not and will not specialize in or promote foods or cooking in the "Cajun" or "New Orleans" style, or chicken or shrimp products, biscuits, french fried potatoes or onion rings or any major new featured menu item which is related to "cajun" or "New Orleans" style cooking which Popeyes is promoting throughout the POPEYES system and which Popeyes hereafter advises King Features in writing;

        (ii) King Features obtains Popeyes' prior written consent, which shall not be unreasonably withheld. It being understood that if King Features obtains Popeyes consent for such a license, prior to the introduction by Popeyes of a major new featured menu which would otherwise be precluded under sub-paragraph l(D)(i), then the addition of such new major featured menu item shall not have any effect on any license which King Features may enter into based upon Popeyes prior consent.

        3. Commencing January 1, 1986, Popeyes shall pay to King Features an annual royalty of Three Hundred Thousand Dollars ($300,000.00) in equal semi-annual installments for the preceding six (6) months within thirty (30) days from July 1 and January 1, respectively.

        4. The royalties due for 1989 and each year thereafter shall be adjusted by this percentage increase or decrease in the nationwide Average Consumer Price Index for All Urban Consumers ("CPI-U") between the CPI-U for 1986 and for the year preceding the date in which the royalty is due. The

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Jeffrey A. Brown
July 20, 1987
Page 4

adjustment shall be reflected in each July semi-annual payment. (NOTE: The use of the CPI-U or a GNP Implicit Price Deflator Index is subject to the choice of King Features).

        5. It is further agreed that if Popeyes fails to make any payments pursuant to paragraph 3 and 4 above, or if it otherwise violates any of the material terms of this agreement, King Features shall have the right to treat each such failure or violation as a material breach of this agreement, entitling King Features to all rights and remedies allowed by law for such breach, including, without limitation, the right to terminate this agreement at any time after such breach, and to retain whatever monies have theretofore been paid hereunder by Popeyes to King Features, provided that King Features must give ninety (90) days notice of such breach, which notice will be null and void if the alleged breach is cured by Popeyes within sixty (60) days of Popeyes' receipt of such notice.

        6. The term of this Agreement shall extend through December 31, 1989 and shall be automatically removed from year to year thereafter, provided that all of the terms and conditions to the performed by Popeyes hereunder have been performed, and that Popeyes is not in breach or default of this agreement. Further, the obligation of Popeyes to pay any royalties pursuant to paragraph 3 and 4 hereof shall cease at such time that the copyrights for the POPEYE cartoon as it appeared in newspapers during March 1976 expire. Further, the amount of the royalty shall be fixed as of the date that the original copyright in the POPEYE cartoon character expires, and it shall not thereafter be adjusted under any other paragraph of this agreement. Notwithstanding anything to the contrary herein, this agreement may be terminated at any time after December 31, 1989 by Popeyes giving King Features ninety (90) days' written notice together with a pro-rata payment of the annual royalty.

        12. The rights herein granted are personal to Popeyes and its subsidiary corporations and may not, in whole or in part, be transferred or assigned by operation of law or otherwise without King Features' prior written consent which consent will not be unreasonably withheld. King Features agrees, however, that Popeyes has the right to sub-license its rights hereunder to its individual POPEYES franchisees provided that said franchisees are also bound by the same quality obligations imposed on Popeyes hereunder. Notwithstanding the foregoing, nothing in this paragraph shall relieve Popeyes of its obligations under this agreement.

        25.(A) The rights granted herein by King Features shall be limited to the use of the Cartoon within the POPEYES system as hereinafter defined. Nothing herein shall be construed to

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Jeffrey A. Brown
July 20, 1987
Page 5

permit Popeyes or any successors to use the Cartoon or any element or elements thereof outside of the POPEYES system without the express written approval of King Features. The POPEYES system shall be defined as the operation and supply of restaurants bearing POPEYES as their primary name and specializing in the sale of chicken, shrimp products, biscuits, french fried potatoes and onion rings or food items prepared in "cajun" or "New Orleans" style cooking.

        25.(B) Popeyes shall pay an additional annual royalty to King Features if (1) Popeyes acquires or is acquired by, or affiliates with any entity having or licensing or franchising twenty (20) or more restaurants in operation under a mark other than POPEYES on the date of such acquisition or affiliation ("defined entity"), (2) and one (1) or more of the restaurants of, or licensed by, or franchised by, the defined entity are converted to POPEYES restaurants, and (3) the total number of converted restaurants of all the defined entities exceeds three hundred fifty (350) units in any five year period (the "Acquisition Period"). The additional royalty shall be calculated by dividing the then current royalty under paragraphs 3 and 4 by the total number of POPEYES restaurants in operations on the effective date of the first acquisition by, or affiliation of, any defined entity within the Acquisition Period. The quotient shall be the additional royalty for each converted operating restaurant that was acquired or affiliated within the said five (5) year period. The additional royalty shall be pro-rated as applicable when the converted POPEYES restaurant is in operation under this agreement for less than a full year but shall thereafter continue at the full rate applicable to that POPEYES restaurant while that restaurant is in operation under this Agreement. If the restaurants of a defined entity operating under a different mark at the time of the acquisition or affiliation are not converted to POPEYES restaurants within ten (10) years of the effective date of such acquisition or affiliation (the "Conversion Period"), they will no longer be considered as restaurants of a defined entity for the purpose of this paragraph. The calculation of any additional royalty due from the conversion to POPEYES restaurants of any additional restaurants which have been acquired or affiliated during any subsequent Acquisition Period shall be calculated in the same manner as provided for restaurants which have been converted to POPEYES restaurants in the initial Acquisition Period. The payment for the additional royalty for converted

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Jeffrey A. Brown
July 20, 1987
Page 6

        POPEYES restaurants under this Paragraph shall be due at the same time as the royalty due King Features under Paragraph 3 is due.


                                            Very truly yours,
                                            POPEYES, INC.


                                            BY: /s/
                                               -------------------------
                                            TITLE: President
                                                   ---------------------

        In consideration of $300,000.00 for the 1986 royalty as set forth above, the receipt of which I hereby acknowledge, the foregoing is accepted.

THE HEARST CORPORATION,
KING FEATURES SYNDICATE DIVISION

BY: /s/
   -----------------------
TITLE: Vice President                           DATE:
       -------------------                            --------------------

        To induce The Hearst Corporation to enter into the foregoing agreement
        A. Copeland Enterprises, Inc., guarantees the performance by its subsidiary Popeyes, Inc., of all the terms and conditions which are to be performed by Popeyes, Inc., under the said agreement.

                                          A. COPELAND ENTERPRISES, INC.


                                          BY: /s/ Alvin C. Copeland
                                             -------------------------
                                              Alvin C. Copeland
                                              President